UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2008

AMB Financial Corp.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-23182	35-1905382
(State or Other Jurisdiction Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No)

8230 Hohman Avenue, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (219) 836-5870

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02. RESULTS OF OPERATIONS AND FINANCIAL CONDITION

AMB Financial Corp. (the “Company”) previously acquired, pursuant to an agreement with a local builder, vacant lots on which to construct single-family residences in St. John and Munster, Indiana. At June 30, 2008, our investment in real estate development projects consisted of three completed single-family dwelling units and four vacant lots. Due to the slowdown in the real estate market, we decided not to build on the remaining vacant lots. All of the completed units and vacant lots are currently listed for sale. During the three month period ended June 30, 2008, the Company reduced the carrying amount of the properties by $318,000 to $1.7 million based upon current real estate values and economic conditions in our local market area. In addition, during the quarter ended June 30, 2008, we incurred $52,000 of holding costs with respect to these properties. In view of the current weak real estate market, there can be no assurance whether, when and at what price the Company will be able to sell these assets.

As a result of the above, we expect to record a net loss for the three months ended June 30, 2008 of from $200,000 to $220,000.

ITEM 8.01 OTHER EVENTS

The Company declared a cash dividend of $.09 per share for the quarter ended June 30, 2008. The dividend will be payable on August 27, 2008 to shareholders of record on August 13, 2008.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of businesses acquired. Not Applicable.

(b) Pro forma financial information. Not Applicable.

(c) Shell Company Transactions. Not Applicable.

(d) Exhibits. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMB FINANCIAL CORP.

DATE: July 23, 2008	By:	/s/ Michael Mellon
Michael Mellon
President and Chief Executive Officer